EXHIBIT 99.1

NEWS RELEASE

CENTRACORE PROPERTIES TRUST

ANNOUNCES QUARTERLY DIVIDEND OF

$0.46 (FORTY-SIX CENTS) PER SHARE

Palm Beach Gardens, Fla. – November 7, 2006 – CentraCore Properties Trust (“CPT” or the “Company”) (NYSE: CPV), a real estate investment trust, announced that its Board of Trustees declared a quarterly dividend of $0.46 (forty-six cents) per share for the quarter ended September 30, 2006, on each common share of beneficial interest, payable December 5, 2006, to shareholders of record at the close of business on November 17, 2006.

As previously disclosed, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The GEO Group, Inc. (“GEO”) and its subsidiary on September 19, 2006, pursuant to which the Company will be merged with and into GEO’s subsidiary, subject to satisfaction of the conditions to closing set forth in the Merger Agreement. Pursuant to the terms of the Merger Agreement, the Company may continue to declare and pay regular quarterly dividends of $0.46 (forty-six cents) per share prior to the effective time of the merger, which is currently expected to occur in late 2006 or early 2007. At the effective time of the merger, shareholders will be entitled to receive (in addition to $32.00 in cash per share) an amount in cash equal to $0.46 (forty-six cents) per share, prorated for the number of days between the last day of the last quarter for which full quarterly dividends on the Company’s common stock were paid and the merger closing date (including the closing date).

CentraCore Properties Trust, based in Palm Beach Gardens, Fla., was formed in February 1998 to capitalize on the growing trend toward privatization in the corrections industry. CPT has expanded its scope to include essential purpose government real estate projects outside the corrections sector, including mental health and higher education facilities. CPT is dedicated to ownership of properties under long-term, triple-net leases, which minimizes occupancy risk and development risk. CPT currently owns 13 correctional facilities in nine states, all of which are leased, with an aggregate completed design capacity of 8,671 beds.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are qualified in their entirety by cautionary statements and risk factors disclosure contained in certain of the Company’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. Such filings include the Company’s Form 10-K for the fiscal year ended December 31, 2005 and subsequent periodic reports. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact: CentraCore Properties Trust Shareholder Services (561) 630-6336, or access Company information at www.CentraCorePropertiesTrust.com